                                 EXHIBIT NO. 11

                  STUART ENTERTAINMENT, INC. AND SUBSIDIARIES
             STATEMENTS REGARDING COMPUTATION OF PER SHARE EARNINGS
                (Amounts In Thousands, Except Per Share Amounts)
                                  (UNAUDITED)

                                                         Three Months Ended       Nine Months Ended
                                                           September 30,            September 30,
                                                         ------------------      -------------------
                                                            1998     1997          1998       1997
                                                         --------  --------      --------   --------

Shares of common stock outstanding at
 beginning of period (1)                                    6,935     6,828         6,920      6,828

Weighted-average shares issued during the period                3        68            16         23
                                                         --------  --------      --------   --------
Actual weighted average share outstanding
 for the period                                             6,938     6,896         6,936      6,851

Dilutive stock options and warrants using
 average market price                                          --        --            --         --
                                                         --------  --------      --------   --------

Dilutive shares outstanding                                 6,938     6,896         6,936      6,851
                                                         ========  ========      ========   ========

Net loss                                                 $ (3,805) $ (2,521)     $ (8,133)  $ (5,058)
                                                         ========  ========      ========   ========

Loss per share-basic and dilutive                        $  (0.55) $  (0.37)     $  (1.17)  $  (0.74)
                                                         ========  ========      ========   ========


(1) This represents total outstanding shares of common stock less treasury shares.

          See Notes to Consolidated Financial Statements.